FIXED ACCOUNT WITH A MARKET VALUE ADJUSTMENT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

The following paragraph is hereby added to the first page of the Contract.

I. PAYMENTS AND VALUES ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, THE OPERATION OF WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE TO AN OWNER OR ANNUITANT, INCLUDING WITHDRAWALS, TRANSFERS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY.

II.  DEFINITIONS:  The  following  definitions  are added to or  revised  in the
     Contract:

          CONTRACT VALUE: The Contract Value for any Valuation Period is equal to the total dollar value accumulated under this Contract in all of the Investment Options and the Fixed Account prior to any Market Value Adjustment.

          FIXED ACCOUNT: An option within the General Account which may be selected.

          MARKET VALUE ADJUSTMENT (MVA): A positive or negative adjustment if any portion of a Fixed Account is withdrawn or transferred out on any day other than within 30 days.

III. ALLOCATION GUIDELINES: The following replaces the ALLOCATION GUIDELINES provision section as set forth in the Contract Schedule which is made part of the Contract:

     ALLOCATION  GUIDELINES:
     1. Currently, you can select up to [10] of the Investment Options and/or the Fixed Account.

     2.  If allocations are made in percentages, whole numbers must be used.

IV. ALLOCATION OF THE PURCHASE PAYMENT: The following replaces the ALLOCATION OF PURCHASE PAYMENTS provision section as set forth in the Contract:

     ALLOCATION  OF THE PURCHASE  PAYMENT:
     The single Purchase Payment may be allocated to one or more of the Investment Options and/or to the Fixed Account. The allocation of the single Purchase Payment is made in accordance with your selection made at the Issue Date. However, the Company has reserved the right to allocate the initial Purchase Payment to the Money Market Investment Option until the expiration of the Right to Examine period. All allocations of the single Purchase Payment are subject to the Allocation Guidelines shown on the Contract Schedule. We guarantee that you will be allowed to select at least five Investment Options for such allocations.

V.   SUSPENSION  OR  DEFERRAL  OF  PAYMENTS:  The  following  is  added  to  the
     SUSPENSION  OR  DEFERRAL OF PAYMENT  provision  section as set forth in the
     Contract:

     The Company reserves the right to postpone payments from the Fixed Account for a period of up to six months.

VI. TRANSFERS: The following replaces the TRANSFERS provision section as set forth in the Contract:

     You may transfer all or part of your interest in the Investment Options and to the Fixed Account. You cannot make transfers of values underlying the Supportable Payments from the Fixed Account to the Investment Options. Transfers of the Payment Contract Value to the Limited Investment Options are subject to the maximum percentage that can be in those Investment Options.

     We reserve the right to charge for transfers if there are more than the number of free transfers shown on the Contract Schedule. All transfers are subject to the following:

     1. The deduction of any transfer fee that we may impose as detailed on the Contract Schedule. We will deduct the transfer fee from the source account (Investment Options or Fixed Account) from which you make the transfer. If you transfer the entire amount in the source account, then we will deduct the transfer fee from the amount transferred. If you are transferring from multiple source accounts, we will treat the transfer as a single transfer and we will deduct any transfer fee proportionally from the source accounts if you transfer less than the entire amount in the accounts.

     2. We reserve the right to limit transfers until the expiration of the Right to Examine period.

     3. The minimum amount that you can transfer is shown on the Contract Schedule.

     4.   Any transfer direction must clearly specify:

          a. which Investment Options or the Fixed Account are involved in the transfer; and

          b.   the amount you wish to transfer; and

          c. whether the transfer affects the Payment Contract Value, the Stabilization Account, or both.

     5. You can make transfers from the Fixed Account to the extent that any required minimum amount in the Fixed Account stated in the Contract or any endorsements is met. These transfers may be subject to a MVA.

     6. After the Income Date, transfers may not be made from a fixed Annuity Option to a variable Annuity Option.

     7. After the Income Date, you can make transfers from a variable Annuity Option to a fixed Annuity Option. The number of Annuity Units canceled from the variable Annuity Option will be equal in value to the amount of the Annuity Reserve transferred out of the Variable Account. The amount transferred will purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age and sex of the Annuitant, where allowed, at the time of the transfer.

     8. Your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Contract Owners is, or would be, to the disadvantage of other Contract Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other Contract Owners. We could apply modifications to transfers to or from one or more of the accounts, and could include, but is not limited to:

               a.   requiring a minimum time period between each transfer;

               b. not accepting a transfer request from an agent acting on behalf of more than one Contract Owner; or

               c. limiting the dollar amounts that a Contract Owner may transfer between the accounts at any one time; or

               d.   not accepting telephone transfer instructions.

     9. We reserve the right at any time and without prior notice to any party to modify the transfer provisions described above. However, if we do modify these provisions, we guarantee that they will not be any more restrictive than the above.

          If you elect to use this transfer privilege, we will not be liable for transfers made in accordance with your instructions. We will determine all amounts and Accumulation Units as of the end of the Valuation Period during which the request for transfer is received at the Service Center.

     VII. WITHDRAWALS:  The following replaces the WITHDRAWALS  provision of the
          Contract:

          WITHDRAWALS: You may, upon Authorized Request, make a full or partial withdrawal of the Contract Value. Withdrawals will result in the cancellation of Accumulation Units from each Investment Option and/or Fixed Account in the ratio that the value of each Investment Option and/or Fixed Account bears to the total Contract Value. You must specify, by Authorized Request, which Accumulation Units are to be canceled if other than the above mentioned method of cancellation is desired.

          In the Fixed Account, the Payment Withdrawal Value is the amount specified in the Contract multiplied by the MVA Factor. Partial withdrawals from the Fixed Account are subject to a MVA that may increase or decrease the amount you receive subject to the Fixed Account Minimum Withdrawal Value. The Payment Withdrawal Value must be at least equal to the Fixed Account Minimum Withdrawal Value.

     VIII.PARTIAL  WITHDRAWAL  PRIVILEGE:  The  following  replaces  the PARTIAL
          WITHDRAWAL PRIVILEGE provision section as set forth in the Contract Schedule which is made part of the Contract.

          PARTIAL WITHDRAWALS: Partial withdrawals have the effect of reducing the amount of future Annuity Payments. The Base Annuity Payment will be reduced by a percentage equal to the amount of the partial withdrawal divided by the full Payment Withdrawal Value at that time. For Annuity Payments in the Investment Options, this is accomplished through a proportional reduction in the number of Annuity Units. In the Fixed Account, the Payment Withdrawal Value is the amount specified in the Contract multiplied by the MVA Factor. Partial withdrawals from the Fixed Account are subject to a MVA that may increase or decrease the amount you receive subject to the Fixed Account Minimum Withdrawal Value. The Payment Withdrawal Value must be at least equal to the Fixed Account Minimum Withdrawal Value.

          PARTIAL WITHDRAWALS ARE NOT AVAILABLE UNDER ANNUITY OPTION 1, 3 OR 5.

     IX. INCOME DATE: The following replaces the INCOME DATE provision section of the Contract:

          INCOME DATE: Your Income Date is shown in the Contract Schedule. You may make an Authorized Request for a different date, however any such request is subject to Company approval. The Income Date must always be the first or fifteenth day of a calendar month and must not be later than 60 days from the day we first allocate the Purchase Payment. Your selection to start Annuity Payments may involve a MVA if any of your Contract Value is in the Fixed Account on the Income Date.

     X. AMOUNT AVAILABLE FOR ANNUITY PAYMENTS: The following replaces the AMOUNT AVAILABLE FOR ANNUITY PAYMENTS provision section as set forth in the Contract Schedule which is made part of the Contract:

          AMOUNT AVAILABLE FOR ANNUITY PAYMENTS: The amount available for Annuity Payments is your Contract Value (adjusted for any MVA) less any applicable Premium Tax.

XI.       FIXED ACCOUNT: The following provisions are added to the Contract:

                               FIXED ACCOUNT PROVISIONS


     FIXED ACCOUNT CONTRACT VALUE

          The value in the Fixed Account Contract Value at any one time is equal to:

        1.    the single Purchase Payment allocated to the Fixed Account; plus

        2.    the Contract Value transferred to the Fixed Account; plus

        3.    interest credited to the Contract Value in the Fixed Account; less

        4. any prior withdrawals of Contract Value from the Fixed Account and any applicable charges; less

        5.    any Contract Value transferred from the Fixed Account; less

        6. Withdrawal charges or transfer fees or any applicable Premium Taxes deducted from the Contract Value held in the Fixed Account.

     A transfer or withdrawal from the Fixed Account will first reduce the oldest Fixed Period Account, then the next oldest Fixed Period Account, and so on.

XII.  MARKET VALUE ADJUSTMENT:

In the Fixed Account, the Payment Withdrawal Value is the amount specified in the Contract, multiplied by the MVA Factor. However, the Payment Withdrawal Value must be at least equal to the Fixed Account Minimum Withdrawal Value.

The MVA Factor is equal to 1 + .25xNx(A-B) where:

A = Current Rate on the Income Date.

B = Current Rate on the withdrawal date.

N = the number of remaining years (including partial years) to the end of the Life Expectancy Period or the Specified Period as applicable.

We will not make MVAs for amounts withdrawn for withdrawal charges, transfer fees or for the death benefit. We will not make MVAs on the amount you receive if you return the Contract under the Right to Examine provision. We determine any applicable withdrawal charges based on the market value adjusted withdrawals.

FIXED ACCOUNT MINIMUM WITHDRAWAL VALUE: The Withdrawal Values under the Fixed Account, adjusted for any MVA, will be at least equal to the greater of:

a. [100%] of the Contract Value allocated to the Fixed Account on the Annuity Calculation Date less fixed Base Annuity Payments, or

b. [90%] of the Contract Value allocated to the Fixed Account on the Annuity Calculation Date less fixed Base Annuity Payments, such Contract Value and fixed Base Annuity Payments each accumulated at the guaranteed annual rate specified in the Contract, currently at [3%.]

Partial withdrawals and transfers in the above calculation of the Fixed Account Minimum Withdrawal Value do not reflect any MVA.

XIII.  STABILIZATION  PROCESS:  STABILIZATION  PAYMENTS AND  GUARANTEED  MINIMUM
INCOME: The following replaces the second sentence of the second paragraph of the STABILIZATION PROCESS: STABILIZATION PAYMENTS AND GUARANTEED MINIMUM INCOME provision set forth in the Contract:

If you change your death benefit selection, make a partial withdrawal, or make a transfer from the Investment Options to the Fixed Account, the minimum guarantee is proportionately adjusted on the next Annuity Payment date after the change.

XIV. DEATH BENEFIT UNDER ANNUITY OPTIONS 2 AND 4: The following replaces the DEATH BENEFIT UNDER ANNUITY OPTION 2 and DEATH BENEFIT UNDER ANNUITY OPTION 4 provisions as set forth in the Contract:

DEATH  BENEFIT  UNDER  ANNUITY  OPTIONS 2 AND 4: The death benefit under Annuity
Option  2  is  equal  to  the  Withdrawal   Values  except  that  only  positive
Stabilization Account Values and positive MVA's are included.

XV.  FIXED  ANNUITY  PAYOUT:  The  following  provision  has  been  added to the
Contract:

FIXED ANNUITY PAYOUT: If you allocate to the Fixed Account, the amount of the portion of your Annuity Payment received from the Fixed Account, also referred to as the fixed Annuity Payment, will be the same dollar amount unless adjusted by any Income Change Factors. Any portion of your Purchase Payment allocated to the Fixed Account will always remain allocated to the fixed Annuity Payments. Any transfers to the Fixed Account will remain allocated to fixed Annuity Payments.

Annuity Payments from the Fixed Payment Option will be equal payments unless otherwise specified by the Annuity Option selected.

The amount of the fixed Annuity Payment will be the value in the Contract allocated to the Fixed Account, divided by $1,000, then multiplied by the appropriate Annuity Payment factor for the Annuity Option selected.

The guaranteed rates are based on an interest rate of 2 1/2% per year and the 1983(a) Individual Annuity Mortality Table with mortality improvement projected 30 years using Mortality Projection Scale G.

         Signed for Allianz Life Insurance Company of North America by:

          [Suzanne Pepin]                              [Charles Kavitsky]
          Suzanne J. Pepin                              Charles Kavitsky
  Senior Vice President, Secretary        President and Chief Marketing Officer
      and Chief Legal Officer